For Immediate Release

Ferro Corporation Commences Tender Offer and Consent Solicitation for its 7.875% Senior Notes
due 2018

CLEVELAND, Ohio – July 16, 2014 – Ferro Corporation (NYSE: FOE, the “Company”) announced today that it has commenced a tender offer for all $250 million of its outstanding 7.875% Senior Notes due 2018 (the “Notes”). Ferro also announced a concurrent consent solicitation to amend the indenture governing the Notes. The Tender Offer and the Consent Solicitation (each as defined below) are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 16, 2014, as described below. J.P. Morgan Securities LLC is acting as the Dealer Manager for the Tender Offer and as the Solicitation Agent for the Consent Solicitation and Global Bondholder Services Corporation is acting as Information Agent for the Tender Offer and as Tender Agent for the Consent Solicitation. In order to receive the Total Consideration (as described below) in the Tender Offer and Consent Solicitation, holders of Notes must validly tender and not withdraw their Notes by 5:00 p.m., New York City time, on July 30, 2014. The Tender Offer and the Consent Solicitation will expire at Midnight, New York City time, at the end of August 12, 2014, unless extended or earlier terminated by Ferro. The consideration offered to holders of the Notes is described below.

Details of the Tender Offer and Consent Solicitation

Ferro has commenced a tender offer (the “Tender Offer”) for the outstanding Notes. Ferro has also commenced a concurrent consent solicitation (the “Consent Solicitation”) to solicit consents for proposed amendments (the “Proposed Amendments”) to the Indenture, dated August 24, 2010, by and between Ferro and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated August 24, 2010, by and between Ferro and the Trustee (collectively, the “Indenture”), under which the Notes were issued. The Tender Offer and the Consent Solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 16, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal,” together with the Offer to Purchase, the “Tender Offer Documents”). Holders of Notes (“Holders”) that validly tender their Notes pursuant to the Tender Offer will be deemed to have consented to the proposed amendments to the Indenture. As a result of the adoption of the Proposed Amendments, substantially all of the restrictive covenants and certain events of default will be eliminated and other provisions contained in the Indenture will be modified.

The Tender Offer and the Consent Solicitation will expire at Midnight, New York City time, at the end of August 12, 2014 (the “Expiration Date”), unless extended or earlier terminated by Ferro. Holders must tender their Notes and not withdraw their Notes and provide their consent to the Proposed Amendments at or prior to 5:00 p.m., New York City time, on July 30, 2014, unless extended or earlier terminated (such time and date, as the same may be extended, the “Early Tender Deadline”), in order to be eligible to receive the Total Consideration. Holders who tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date will only be eligible to receive the Tender Offer Consideration (as described below). Following the Expiration Date, the Company intends to redeem the balance of outstanding Notes, if any.

The Total Consideration for each $1,000 principal amount of Notes tendered on or prior to the Early Tender Deadline and accepted for purchase pursuant to the Tender Offer and Consent Solicitation will be $1,043.62. The Total Consideration includes the Tender Offer Consideration of $1,023.62 per $1,000 principal amount of the Notes and a consent payment of $20.00 per $1,000 principal amount of the Notes tendered.

In connection with the Tender Offer and Consent Solicitation, Ferro intends to enter into senior secured first lien credit facilities (“Credit Facilities”) in an aggregate amount of $500.0 million, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $300.0 million and (ii) a senior secured revolving credit facility in an aggregate principal amount of $200.0 million (collectively, the “Debt Financing”).

The Tender Offer and Consent Solicitation are conditioned upon the satisfaction of certain conditions set forth in the Offer to Purchase, including, among other things, Ferro consummating the Debt Financing on terms reasonably satisfactory to Ferro and resulting in Credit Facilities with an aggregate principal amount of not less than $500.0 million.

J.P. Morgan Securities LLC is acting as the Dealer Manager for the Tender Offer and as the Solicitation Agent for the Consent Solicitation and Global Bondholder Services Corporation is acting as Information Agent for the Tender Offer and as Tender Agent for the Consent Solicitation.

None of Ferro, any member of its board of directors, the Dealer Manager, the Solicitation Agent, the Information Agent, the Tender Agent or the Trustee is making any recommendation to the holders of the Notes as to whether to tender or refrain from tendering their Notes pursuant to the Tender Offer or to deliver or refrain from delivering their consents to the Proposed Amendments pursuant to the Consent Solicitation. Holders of the Notes must decide whether they will tender pursuant to the Tender Offer and, if so, how many Notes they will tender.

The Tender Offer and the Consent Solicitation will be made only by means of the Tender Offer documents. Questions regarding the Tender Offer and Consent Solicitation may be directed by mail to J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attention: Liability Management Group, or by calling (800) 245-8812 (toll-free) or (212) 270-1200. Copies of the Tender Offer and Consent Solicitation documents may be obtained at no charge by directing a request by mail to Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, NY 10006, or by calling (212) 430-3774 (Banks and Brokers) and toll-free at 866-873-7700.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes. The Tender Offer and Consent Solicitation are not being made to Holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,020 employees globally and reported 2013 sales of $1.6 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning Ferro’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Ferro’s future financial performance include the following:

•	Ferro’s ability to successfully complete the disposition of its Polymer Additives business and refinance its existing revolving credit facility and the Notes, on commercially acceptable terms or at all;

•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;

•	Restrictive covenants in Ferro’s credit facilities could affect Ferro’s strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions, including Ferro’s ability to consummate the Debt Financing;

•	The effectiveness of Ferro’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The impact of interruption, damage to, failure, or compromise of Ferro’s information systems;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	Sale of products into highly regulated industries;

•	Limited or no redundancy for certain of Ferro’s manufacturing facilities and possible interruption of operations at those facilities;

•	Competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against Ferro;

•	The impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	Management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	The impact of Ferro’s performance on its ability to utilize significant deferred tax assets;

•	The effectiveness of strategies to increase Ferro’s return on invested capital;

•	Stringent labor and employment laws and relationships with Ferro’s employees;

•	The impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	Implementation of new business processes and information systems;

•	Exposure to lawsuits in the normal course of business;

•	Risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	Liens on Ferro’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future;

•	A decision by Ferro not to redeem any Notes not tendered in the Tender Offer; and

•	Other factors affecting Ferro’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks Ferro faces. Additional risks and uncertainties not presently known to Ferro or that it currently believes to be immaterial also may adversely affect Ferro. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Ferro does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in Ferro’s Annual Report on Form 10-K for the year ended December 31, 2013.

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Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com